NEWS RELEASE

               White Mountain Announces Management Appointments

Vancouver, Canada (September 12, 2006) - White Mountain Titanium Corporation (WMTM-OTC Pink Sheets) is pleased to announce the appointment of Chuck Jenkins, BA, CGA, as Chief Financial Officer of the Company, effective September 5, 2006. Mr. Jenkins has held senior financial positions with several Canadian publicly-traded companies. He has also worked in a corporate finance and regulatory compliance capacity with three leading brokerage firms and served as a reviewer with the BC Securities Commission. Mr. Jenkins obtained his BA in 1977 and has held his CGA designation since 1983.

"Mr Jenkins brings a broad range and depth of experience in the securities, corporate compliance and corporate finance fields, and will be a valuable addition to the White Mountain team," stated Michael Kurtanjek, President.

Mr. Jenkins replaces Mr. Brian Flower who has been appointed executive Chairman of the Company with responsibilities for strategic planning, corporate development, funding and marketing. Ms. Terese Gieselman, currently the Company's Corporate Accountant, will replace Mr. Flower as Corporate Secretary and Treasurer.

White Mountain Titanium Corporation is advancing the Cerro Blanco rutile project, located in Region 3 of Chile near the port city of Huasco, towards a full engineering feasibility study. Details on the Company and its project are set out in recently completed, initial SEC filings on Forms SB-2 and 10-QSB, both of which are available for review on the EDGAR web site.

For more information, please contact:

Michael Kurtanjek, President       56 2 231-5780
Brian Flower, Chairman             604 408-2333

The OTC Pink Sheets has not reviewed or does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.